Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GALLUP TRANSPORTATION AND TRANSLOADING
COMPANY, LLC and
NATIONAL KING COAL LLC (together “Sellers”)

AND

NKC ACQUISITION, LLC (“Buyer”)

ARTICLE I DEFINITIONS 1 ARTICLE II PURCHASE AND SALE OF ASSETS	12
2.1 Assets to be Acquired	12
2.2 Excluded Assets	13
2.3 Assumed Liabilities	13
2.4 Retained Liabilities	13
2.5 Consideration	13
2.6 Coal Inventory Value Determination	14

2.7	Bill of Sale, Assignment and Assumption Agreement, Deeds and Other Documents 14

2.8 Assumption of Liabilities		15
2.9 Proration of Liabilities		15
2.10 Additional Documents		15
2.11 Allocation of Purchase Price and Assumed Liabilities		15
2.12 Closing		16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TRANSACTION16
3.1 Organization		16
3.2 Authorization of Transaction.		16
3.3 Noncontravention.		17
3.4 Brokers’ Fees		17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER REGARDING THE TRANSACTION				17
4.1 Organization of the Buyer		17
4.2 Authorization of Transaction		17
4.3 Noncontravention		18
4.4 Qualified Buyer		18
4.5 Available Funds		19
4.6 Brokers’ Fees		19
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE ASSETS			19
5.1 Absence of Changes		19
5.2 Financial Statements		21
5.3 Real Property		21
5.4 Title of the Assets		22
5.5 Intellectual Property		23
5.6 Permits and Environmental Compliance		23
5.7 Reclamation Bonds		25
5.8 Contracts		25
5.9 Litigation		26
5.10 Employee Benefits		26
5.11 Taxes		27
5.12 Employment Matters		28
5.13 Health and Safety Requirements		29
5.14 Restrictions on Business Activities		29
5.15 Powers of Attorney		29
5.16 Insurance		29
5.17 Legal Compliance		29
ARTICLE VI COVENANTS OF THE PARTIES		29
6.1 Operation in Ordinary Course		29
6.2 Cooperation		30
6.3 Notices and Consents		30
6.4 Publicity		30
6.5 Permits; Replacement Bonds; Transfer of Government Leases; Other Filings		30
6.6 Access		32
6.7 Notice of Developments		32
6.8 Further Assurances		32
6.9 Exclusivity		32
6.10 Nonsolicitation, Nondisparagement and Cooperation		33
6.11 Workers’ Compensation Claims		33
ARTICLE VII CONDITIONS PRECEDENT		33
7.1 Conditions Precedent to Each Party’s Obligations		33
7.2 Conditions Precedent to Obligations of the Buyer		34
7.3 Conditions Precedent to Obligations of the Sellers		35
ARTICLE VIII REMEDIES FOR BREACHES OF AGREEMENT		36
8.1 Survival of Representations, Warranties and Certain Covenants		36
8.2 Indemnification Provisions for Benefit of the Buyer		37
8.3 Indemnification Provisions for Benefit of the Sellers		38
8.4 Matters Involving Third Parties		39
8.5 Subrogation and Insurance Proceeds		40
8.6 Determination of Adverse Consequences		40
8.7 Exclusive Remedy		40
ARTICLE IX CERTAIN TAX MATTERS		40
9.1 Property Taxes		40
9.2 Transfer Taxes		41
9.3 Access for Tax Returns		41
9.4 Sales and Use Taxes		41
ARTICLE X COVENANTS REGARDING EMPLOYEES		41
10.1 Employees		41
ARTICLE XI TERMINATION		42
11.1 Termination		42
11.2 Effect of Termination		43
ARTICLE XII MISCELLANEOUS		44
12.1 Entire Agreement		44
12.2 Amendment		44
12.3 Extension; Waiver		44
12.4 Expenses		44
12.5 Governing Law		44
12.6 Assignment		44
12.7 Notices		45
12.8 Counterparts; Headings		46
12.9 Interpretation; Construction		46
12.10 Severability		46
12.11 No Reliance or Third Party Beneficiaries		47
12.12 Arbitration		47
12.13 Right to Specific Performance		47
12.14 Further Actions		47
12.15 Time		47
12.16 Certain Damages		48
EXHIBIT A	BUYER CLOSING CERTIFICATE

EXHIBIT B EMPLOYMENT AGREEMENTSEXHIBIT C SELLERS CLOSING CERTIFICATEEXHIBIT D            GUARANTY
DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated April 14, 2005, by and among GALLUP TRANSPORTATION AND TRANSLOADING COMPANY, LLC (“Gallup”), a New Mexico limited liability company, and NATIONAL KING COAL LLC (“NKC”) a Colorado limited liability company (Gallup and NKC being herein referred to together as “Sellers”), and NKC ACQUISITION, LLC, a Colorado limited liability company (“Buyer”). Sellers and Buyer shall be referred to in this Agreement together as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Agreement have the meaning given such terms in Article I.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I.

“Adverse Consequences” means, without duplication, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” has the meaning set forth in Section 2.11.

“Alpha” means Alpha Natural Resources, LLC, the indirect parent of Sellers.

“Assets” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the following meaning:

(i) all Liabilities arising under applicable Workers’ Compensation Acts for or based upon the employment of the current and former Employees who are hired by the Buyer or one of Buyer’s Affiliates to work at the Assets, where the date of injury or the last increment of injurious exposure needed to give rise to the claim occurred after such Employees begin working for the Buyer or one of the Buyer’s Affiliates;

(ii) all Liabilities arising under the federal black lung Laws for or based upon the employment of the current and former Employees who are hired by the Buyer or one of Buyer’s Affiliates to work at the Assets, where the last increment of injurious exposure needed to give rise to the claim occurred after such Employees begin working for Buyer or one of Buyer’s Affiliates;

(iii) all Liabilities arising under ERISA, the Code, COBRA, HIPAA and other similar Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with the sponsorship or administration of any Employee Benefit Plan Buyer assumes from Sellers and that are attributable to acts, omissions or circumstances that occur after the Closing;

(iv) all Liabilities for salaries, wages, bonuses, overtime payments, vacation days, personal days and similar forms of leave or compensation for or based upon the employment of the current and former Employees Buyer or one of Buyer’s Affiliates hires to work at the Assets that are earned or become due or accrued after such Employees begin working for Buyer or one of its Affiliates;

(v) all Liabilities for accounts payable and related notes, trade payables and earned royalties incurred as a result of actions by the Sellers before the Closing for services provided, goods delivered and coal mined after the Closing Date;

(vi) all Liabilities arising out of compliance with Laws relating to equal employment opportunity, employment, leaves of absence, or labor relations for or based upon the rejection, employment, or termination, or any other action taken or not taken by Buyer with respect to (a) applicants for employment, including any current Employees who are not hired by Buyer or one of Buyer’s Affiliates, and (b) the current and former Employees who are hired by the Buyer or one of Buyer’s Affiliates to work at the Assets, but only with respect to periods after such Employees begin working for Buyer or one of its Affiliates;

(vii) all Liabilities for claims, legal actions, suits, litigation, arbitrations, grievances, disputes or investigations, if substantially all of the events or conditions upon which the same are based had not occurred or did not exist as of the Closing Date;

(viii) all Liabilities for unpaid Taxes with respect to any Tax year or portion thereof beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning after the Closing Date;

(ix) all Liabilities for any Environmental Matter or Environmental or Response Action except to the extent such Liability relates to or arises from (a) the ownership of the Real Property or the Assets by Sellers; or (b) any activity by Sellers on or through the use of the Real Property or the Assets; provided, however, in either case, only to the extent any such Liabilities are attributable to acts or omissions occurring, or circumstances existing, at, on or prior to the Closing of which the Sellers have Knowledge;

(x) all liabilities arising under the WARN Act with respect to the pre-Closing employment terminations contemplated by this Agreement, as well as any other employee terminations Buyer or Buyer’s Affiliates implement after the Closing with respect to the Business;

(xiv) all Liabilities to third parties for personal injury or damage to property (other than Liabilities for Environmental Matters or Environmental or Response Actions) attributable to or arising out of the ownership or operation of the Assets or the Business by Buyers after the Closing; and,

(xv) any other Liabilities attributable to or arising out of the ownership or operation of the Assets or the Business by Buyer after the Closing

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would be reasonably likely to form the foundation for any specified consequence.

“Books and Records” means the original or true and complete copies of all of the books and records of the Sellers, including, but not limited to, customer lists, employee records for those Employees hired by the Buyer immediately following the Closing Date, purchase orders and invoices, sales orders and sales order log books, credit and collection records, plats, drawings and specifications, environmental and mining reports and studies, correspondence and miscellaneous records with respect to customers and supply sources, lessors and lessees, maps, core logs, production reports, any records required by any Laws, including, without limitation, any mining Laws, advertising and marketing materials, equipment logs, engineering data, equipment maintenance records and all other general correspondence, records, books and files owned by the Sellers, but excluding any and all Tax Returns, books and records relating to the Retained Liabilities and corporate records of the Sellers.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of the applicable Contract or other agreement or instrument, or any event which, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure or would give rise to a right to terminate such agreement or instrument.

“Business” means the mining, processing, loading and sale of coal and coal related products produced by Sellers using the Assets in the states of Colorado and New Mexico.

“Business Day” means any day other than a Saturday, a Sunday or a United States federal or Pennsylvania banking holiday.

“Buyer Closing Certificate” means the certificate of the Buyer substantially in the form of Exhibit A attached to this Agreement.

“Buyer Indemnitees” means, collectively, the Buyer and its Affiliates, and the officers, directors, employees and agents of the Buyer and its Affiliates.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“CERCLIS” has the meaning set forth in Section 5.6(g).

“Claim Notice” has the meaning set forth in Section 8.4.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date of the Closing.

“Closing Documents” means, with respect to a particular Party, all of the documents, instruments, closing certificates, disclosure schedules, agreements or other items to be executed by the designated Party for consummation of the transactions contemplated by this Agreement.

“Coal Inventory” means the stockpiles of marketable clean and raw coal owned by the Sellers and located at the end of the stacker conveyor on the Real Property in Hesperus, Colorado and on the Coal Loop.

“Coal Loop” means that certain Real Property located in McKinley County, New Mexico that is leased to Gallup by Gamerco Associates Limited, pursuant to a Lease and Throughput Agreement dated February 1, 1997.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended, and any reference to a section of the Code shall include any successor section or provision of the Code.

“Contaminated” or “Contamination” means the presence or Release of one or more Hazardous Substances in such quantity or concentration as to: (i) violate any Environmental Law; (ii) require disclosure to any Governmental Authority; (iii) require remediation or removal pursuant to Environmental Law; (iv) interfere with or prevent the customary use of the Real Property owned by the Sellers or included in the Assets; or (v) create any Liability to fund the clean up of the Real Property.

“Contracts” shall mean all of the contracts or agreements, written and oral, of the Sellers relating to the Assets or the Business.

“Decree” means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

“Deed of Trust” means that certain Deed of Trust, Mortgage, Security Agreement and Assignment dated June 30, 1995 (“Deed of Trust”) made by NKC LLC, a Colorado limited liability company, for the benefit of NS Resources, Inc. a Delaware corporation, and recorded with the Clerk and Recorder of La Plata County, Colorado on July 3, 1995 at Reception No. 689641

“Disclosure Schedule” means the disclosure schedules delivered by the Sellers to the Buyer and by the Buyer to the Sellers, as the case may be, concurrently with the execution and delivery of this Agreement. The information contained in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Sellers as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. For convenience of the Parties, the Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered Sections contained in this Agreement.

“Dispute” has the meaning set forth in Section 12.12.

“Employee” means any Person (i) employed by and rendering personal services for the Sellers, (ii) receiving short-term or long-term disability benefits from the Sellers under an Employee Benefit Plan, (iii) on vacation or an approved leave of absence, or (iv) off work and receiving or eligible to receive benefits under a Workers’ Compensation Act. The term “current and former Employees” means any Persons who fall within the term Employee at any time prior to the Closing.

“Employee Benefit Plans” shall have the meaning set forth in Section 5.10(a).

“Employment Agreements” means those certain employment agreements agreed to between the Buyer, on the one hand, and each of Trent Peterson and Tom Bird, on the other, prior to the execution of this Agreement, the forms of which are attached to this Agreement as Exhibit B.

“Encumbrances” means any charge, claim, community or other marital property interest, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, receipt of income, charge, restriction on transfer, other security or equity interest, or defect in title.

“Environment” means surface or ground water, water supply, soil or the ambient air.

“Environmental Laws” means collectively, all Laws enacted and in effect on or prior to the Closing Date that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, including, without limitation, (i) Laws applicable to Mining Activities or related activities; and (ii) all Reclamation Laws, (b) the generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. §§7401 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et seq.

“Environmental Matter” means any assertion of a violation, claim, Decree or directive by any Governmental Authority or any other Person for personal injury, damage to property or the Environment, nuisance, or Contamination, or for damages or restrictions resulting from or related to (i) the operation of the Business or the ownership, use or operation at or on any Real Property, Assets or other assets owned, operated or leased by the Sellers; or (ii) the existence or the continuation of a Release of, or exposure to, or the transportation, storage or treatment of any Hazardous Substance into the Environment from or related to any Real Property, Assets or assets currently or formerly owned, operated or leased by the Sellers or any activities on or operations thereof.

“Environmental or Response Action” means all actions required by a Governmental Authority with jurisdiction (i) to clean up or remove any Hazardous Substance or other substance; (ii) to prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to bring facilities on any Real Property owned, operated or leased by the Sellers into compliance with Environmental Laws and Reclamation Laws.

“EPA” has the meaning set forth in Section 5.6(d).

“Equipment” means the material tangible machinery, vehicles, equipment, office equipment, computer hardware, supplies, materials, furniture, fixtures, furnishings, trailers, tools, parts and other personal property of every kind owned or leased by the Sellers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code §414.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Financial Statements” has the meaning set forth in Section 5.2.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gallup” means Gallup Transportation and Transloading Company, LLC.

“Governmental Authority” means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental or quasi-governmental authority or unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise.

“Government Leases” shall have the meaning set forth in Section 6.3.

“Guaranty” has the meaning set forth in Section 7.2(k).

“Hazardous Substances” means any substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Laws. Without limiting the generality of the foregoing, it shall also include mine drainage, any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., any amendments or authorizations thereof, any polychlorinated biphenyls in any form or condition, radioactive waste, condensate, or derivatives or byproducts thereof or oil and petroleum products or by products and constituents thereof.

“Health and Safety Requirements” means all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws, but including, without limitation, the Mine Safety and Health Act of 1977, as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations thereunder.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Surveyor” has the meaning set forth in Section 2.6(a).

“Insurance Policies” means those policies of insurance, including any arrangements for self-insurance, that the Sellers or any of their Affiliates maintained with respect to the Business and the Assets for periods on or prior to Closing.

“Intellectual Property” means all of the Sellers’ names, assumed fictitious business names, tradenames, registered and unregistered trademarks, service marks, patents and copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing) technology, logos, trade secrets, confidential information, inventions, know-how, designs, technical data, drawings, customer and supplier lists, pricing and cost information, or computer programs and processes and all goodwill associated therewith and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions owned or licensed or leased by Sellers.

“Key Employees” means Trent Peterson, Tom Bird and Brad Gosche.

“Knowledge” means, with respect to an individual and a particular fact or matter, actual knowledge without independent investigation. Without limiting the generality of the foregoing, Sellers will be deemed to have Knowledge of a particular fact or matter if any of the Key Employees has, or at any time had, Knowledge of that fact or other matter.

“Law” means any constitution, statute, code, ordinance, regulation, principle of common law or treaty of any applicable Governmental Authority.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

“Material Adverse Effect” means any event, change or occurrence that individually, or together with any other event, change or occurrence, has a material adverse impact on the Business, Assets, financial condition or results of operations, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement or continuation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in Law or other binding directives issued by any Governmental Authority or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof and (c) any adverse change in or effect on the Business that is cured by Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 11.1 hereof..

“Mining Activities” means all activities of the Sellers related to the Assets that involve surface mining, underground mining and auger mining, processing, sale or transporting of coal and coal by-products. For the purpose of this definition, “Mining Activities” shall include, without limitation, any activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations”.

“Most Recent Financial Statements” has the meaning set forth in Section 5.2.

“Most Recent Fiscal Year End” has the meaning set forth in Section 5.2.

“MSHA” has the meaning set forth in Section 5.6(d).

“Multiemployer Plan” has the meaning set forth in Section (3(37) of ERISA.

“NKC” means National King Coal LLC.

“Offer of Employment” means an offer by Buyer or one of its Affiliates to employ, at the sites at which the Business is conducted, an Employee of Sellers at a salary, in a position and with responsibilities substantially similar terms and conditions to the terms and conditions of such Employee’s existing employment with Sellers, which employment will commence not later than one (1) week after the Closing, subject to satisfactory completion of interviews and drug testing.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, partnership agreement, and all other similar documents, instruments or certificates of a Person, including any amendments thereto.

“OSM” has the meaning set forth in Section 5.6(d).

“Parts, Fuel and Supplies Inventory” means all inventories of Sellers (except Coal Inventory), wherever located, including all parts, fuel, supplies and materials to be used or consumed by the Sellers.

“Pension Plans” has the meaning set forth in Section 5.10(c).

“Permits” means the written permits, consents, licenses, orders, certificates, registrations, approvals, ratifications, waivers and similar rights issued by a Governmental Authority and held by the Sellers.

“Permitted Encumbrances” means any of the following with regard to the Real Property: (a) real estate taxes, assessments and other levies, fees, or charges imposed by a Governmental Authority with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings which, if adversely determined, would not have a Material Adverse Effect; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and that would not, in the aggregate, have a Material Adverse Effect or (ii) being contested by appropriate proceedings which, if adversely determined, would not have a Material Adverse Effect; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property; and (d) easements, covenants, conditions, restrictions and other similar matters affecting title to such Real Property, including, without limitation, the exceptions set forth on Exhibit B to the Special Warranty Deed being delivered to Buyer pursuant to the provisions of Section 5.4 (d) of this Agreement, and other encroachments and title and survey defects, all of which do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business taken as a whole.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association or any foreign trust or foreign business organization or any other entity of any kind whatsoever, as well as the heirs, executors, administrators, legal representatives, successors and assigns of such “person” where the context so requires.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.5.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Real Property” means the real property rights and interests owned, leased or subleased by the Sellers and any improvements, fixtures, easements, rights of way, and other rights appurtenant thereto (such as appurtenant rights in and to public streets).

“Reclamation Laws” means all Laws enacted and in effect on or prior to the Closing Date relating to reclamation Mining Activities or reclamation Liabilities including, without limitation, the Surface Mining Control and Reclamation Act of 1977.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the Environment of Hazardous Substances.

“Retained Liabilities” means all Liabilities of the Sellers as of the Closing Date other than Assumed Liabilities.

“Sellers’ Closing Certificate” means the certificate of the Sellers substantially in the form of Exhibit C attached to this Agreement.

“Sellers Indemnitees” means, collectively, the Sellers and their Affiliates, and the officers, directors, Employees, agents and representatives of the Sellers and their Affiliates.

“SMCRA” has the meaning set forth in Section 5.6(e).

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Subsidiary” means with respect to any relevant Person, any Affiliate that is (directly or indirectly) controlled by such Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Welfare Plans” has the meaning set forth in Section 5.10(c).

“Workers’ Compensation Acts” means Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1 Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in and to all of the Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, without limitation, the following (but only excluding the Excluded Assets):

(a) all Real Property, including all of the Sellers’ owned Real Property identified in Section 5.3(a)(i) of the Disclosure Schedule and the leasehold interest in all of the Sellers’ leased or subleased Real Property identified in Section 5.3(a)(ii) of the Disclosure Schedule;

(b) all Equipment, including all of the Sellers’ owned Equipment identified in Section 2.1(b)(i) of the Disclosure Schedule and the leasehold interest in all of the Sellers’ leased Equipment identified in Section 2.1(b)(ii) of the Disclosure Schedule;

(c) all Parts, Fuel and Supplies Inventory;

(d) all Coal Inventory;

(e) all Contracts, including those listed in Section 5.8 of the Disclosure Schedule;

(f) all Permits and all pending applications therefore or renewals thereof, in each case to the extent transferable to the Buyer, identified in Section 5.6(b) of the Disclosure Schedule;

(g) all Books and Records;

(h) all intangible rights and property of the Sellers, including the Intellectual Property identified in Section 2.1(h) of the Disclosure Schedule, going concern value, goodwill, telephone, telecopy and email addresses, including rights to the use of the names Gallup Transportation and Transloading Company and National King Coal;

(i) all claims of the Sellers against third parties relating to the Assets or the Business, other than claims that pertain to a Retained Liability; and

(j) all rights of the Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset.

All of the property and assets to be transferred to the Buyer hereunder are herein referred to collectively as the “Assets.”

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Sellers after the Closing:

(a) all cash balances;

(b) all accounts receivable of the Sellers at the Closing determined in accordance with GAAP; and,

(c) the assets, properties and rights identified in Section 2.2(c) of the Disclosure Schedule.

2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume all of the Assumed Liabilities.

2.4 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers.

2.5 Consideration. Buyer shall pay an aggregate of Four Million Four Hundred Thousand Dollars (US$4,400,000), plus the value of the coal inventory determined in accordance with Section 2.6 for the Assets, and subject to adjustments and prorations as provided in this Agreement (as so adjusted, the “Purchase Price”). The Purchase Price shall be payable by wire transfer as follows:

(a) at the Closing, Four Million Three Hundred Fifteen Thousand Dollars (US$4,315,000) shall be payable to an account designated by NKC by written notice to the Buyer no later than two (2) Business Days prior to Closing; and,

(b) at the Closing, Eighty Five Thousand Dollars (US$85,000) shall be payable to an account designated by Gallup by written notice to the Buyer no later than two (2) Business Days prior to Closing; and,

(c) the values of the Coal Inventory, determined in accordance with the provisions of Section 2.6, shall be paid to NKC no later than five (5) days after the Closing.

2.6 Coal Inventory Value Determination.

(a) No later than two (2) Business Days prior to the Closing Date, the Sellers and the Buyer shall cause Stouder-Miller Associates, 2101 San Juan Blvd., Farmington, NM 87401 (the “Independent Surveyor”) to prepare and deliver to each of them a survey of all Coal Inventory of NKC as of the Closing, which survey shall be conducted in accordance with the principles set forth on and shall be in substantially the format attached hereto as part of Section 2.6(a) of the Disclosure Schedule and shall include the density of the various stockpiles that constitute the Coal Inventory. Such Coal Inventory shall be valued, in the case of Coal Inventory located on the Real Property in Hesperus, Colorado, at $21.13 per net ton (of 2,000 lbs.) and, in the case of Coal Inventory located at the Coal Loop, at $33.94 per net ton (of 2,000 lbs.). NKC and the Buyer shall cooperate with and make available any information reasonably requested by the Independent Surveyor in its preparation of its survey of the Coal Inventory. All determinations made by the Independent Surveyor in its survey of the Coal Inventory shall be final, binding and conclusive on the parties. NKC and the Buyer shall each bear fifty percent of the fees and costs of the Independent Surveyor and any other third party incurred in connection with the calculation of the Coal Inventory pursuant to this Section 2.6(a).

(b) NKC will be responsible for the federal black lung excise tax, severance taxes, OSM reclamation fees, and any other Taxes due as a result of the sale of the Coal Inventory to Buyer.

2.7 Bill of Sale, Assignment and Assumption Agreement, Deeds and Other Documents. At the Closing, Sellers shall: (i) execute and deliver to Buyer the Bill of Sale, an Assignment and Assumption Agreement, the Deeds and such other documents as may be necessary to convey to the Buyer the Assets; (ii) perform its obligations under this Agreement to be performed at or before the Closing; and (iii) execute and deliver the Sellers Closing Certificate. At the Closing, the Buyer shall: (i) pay the Purchase Price by wire transfer to the Sellers in immediately available funds; (ii) execute and deliver to the Sellers the Buyer Closing Certificate; (iii) perform its obligations under this Agreement to be performed at or before the Closing; and (iv) execute and deliver the Employment Agreements.

2.8 Assumption of Liabilities. At the Closing, Buyer shall execute and deliver to the Sellers the Assignment and Assumption Agreement and such other documents and instruments as may be reasonably necessary for the Buyer to assume all of the Assumed Liabilities.

2.9 Proration of Liabilities. Sellers and Buyer shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities and the Retained Liabilities during the payment period in which the Closing occurs with all such Liabilities prorated as of the Closing Date, if applicable. Without limiting the foregoing, if any of the non-exempt Employees Buyer or one of its Affiliates hires become entitled to overtime pay based on the total hours worked during the workweek that includes the Closing, then Buyer and Seller shall prorate the amount of the overtime pay, i.e., the extra 1/2 hour of pay at the Employee’s regular rate for each hour of overtime work performed after the Closing (Overtime Pay”), as follows: Sellers shall be responsible for reimbursing Buyer for any Overtime Pay for any hours a non-exempt Employee worked prior to the Closing in excess of eight hours in any twenty-four hour period, and Buyer shall be responsible for any Overtime Pay for any hours a non-exempt Employee worked after the Closing in excess of eight hours in any twenty-four hour period.

2.10 Additional Documents. At the closing, Sellers and Buyer shall execute and deliver all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement.

2.11 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities (to the extent it constitutes part of the amount realized for federal income Tax purposes) shall be allocated among the Assets in accordance with the allocation schedule (the “Allocation Schedule”) attached hereto as Section 2.11 of the Disclosure Schedule. The Allocation Schedule shall be final and binding on the Buyer and the Sellers and shall provide the Basis for Buyer and Sellers to complete IRS Form 8594. The allocation to the Assets is intended to comply with the requirements of Section 1060 of the Code. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060, and except for any adjustment to the Purchase Price hereunder, such allocation schedule shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060. Buyer and Sellers agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with the Allocation Schedule to the Assets; provided, however, that (i) the Buyer’s cost for the Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

2.12 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyers’ counsel in Denver, Colorado, commencing at 10:00 A.M. MST on April 14, 2005, or if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three (3) Business Days) after the first date on which the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLERS REGARDING THE TRANSACTION

For the purpose of inducing the Buyer to enter into and perform this Agreement, the Sellers represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

3.1 Organization. Gallup is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of New Mexico. NKC is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Colorado. Each Seller has full power and authority to conduct the Business as it is now being conducted, to own or use the Assets and other properties it purports to own and to perform all of its obligations under the Contracts. Each Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets and other properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where such failure to be so qualified would not have a Material Adverse Effect. Sellers have no Subsidiaries. Sellers own no shares of capital stock, partnership interests or other securities of any other Person.

3.2 Authorization of Transaction. Each Seller has full power and authority (including full power and authority as an organization) to execute, deliver and perform its obligations under this Agreement and each other agreement, document or instrument to which it is a party in connection with this Agreement. Each Seller’s execution, delivery and performance of this Agreement and all other agreements, documents and instruments in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite action on the part of such Seller. This Agreement and all other agreements, documents or instruments executed and delivered by the Sellers in connection with this Agreement have been duly executed and delivered by the Sellers. This Agreement and all other agreements, documents or instruments executed and delivered by each Seller pursuant to this Agreement constitute the legal, valid and binding obligation of each Seller, enforceable in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency and reorganization, and general equitable principles. Except as set forth in the Disclosure Schedule, no notices to, filings with, authorizations, consents, or approvals of any Governmental Authorities or any other third party or Person required to be made or obtained on the part of any Seller in order to consummate the transactions contemplated by this Agreement.

3.3 Noncontravention. Neither the execution, delivery or performance of this Agreement by Sellers nor the execution, delivery or performance by Sellers of each other agreement, document or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which the Sellers are subject or any provision of their respective Organizational Documents, (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or result in any Governmental Authority revoking, withdrawing, suspending, canceling or terminating any material authorization or Permit issued by a Governmental Authority that is held by the Sellers that relates to the Assets, or (iii), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any remedy or loss of rights, or result in the creation of any Encumbrance, except for Permitted Encumbrances or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material Contract, lease, agreement, document, instrument or other arrangement to which either Seller is a party or by which it is bound or to which any of its assets is subject.

3.4 Brokers’ Fees. Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE BUYER REGARDING THE TRANSACTION

For the purpose of inducing the Sellers to enter into and perform this Agreement, the Buyer represents and warrants to the Sellers that, except as set forth in the Disclosure Schedule, the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1 Organization of the Buyer. The Buyer is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Colorado.

4.2 Authorization of Transaction The Buyer has full power and authority (including full power and authority as an organization) to execute, deliver and perform its obligations under this Agreement and each other agreement, document or instrument to which it is a party in connection with this Agreement. The Buyer’s execution, delivery and performance of this Agreement and all other agreements, documents and instruments in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite action on the part of the Buyer. This Agreement and all other agreements, documents or instruments executed and delivered by the Buyer in connection with this Agreement have been duly executed and delivered by the Buyer. This Agreement and all other agreements, documents or instruments executed and delivered by the Buyer pursuant to this Agreement constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency and reorganization, and general equitable principles. Except as set forth in the Disclosure Schedule, no notices to, filings with, authorizations, consents, or approvals of any Governmental Authorities or any other third party or Person required to be made or obtained on the part of the Buyer in order to consummate the transactions contemplated by this Agreement.

4.3 Noncontravention. Neither the execution, delivery or performance of this Agreement by the Buyer nor the execution, delivery or performance by the Buyer of each other agreement or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which the Buyer is subject or any provision of its Organizational Documents, (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or result in any Governmental Authority revoking, withdrawing, suspending, canceling or terminating any material authorization or Permit issued by a Governmental Authority that is held by the Buyer that relates to the Assets, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance, or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4 Qualified Buyer. The Buyer is qualified to obtain and, after the Closing, retain all Permits (including environmental permits) and to hold all coal land and leases owned by the Sellers or that are necessary for the Buyer to own, lease, maintain and operate the Assets, including, from and after the Closing Date. Neither the Buyer nor any Person “owned or controlled” by the Buyer, nor any Person which “owns or controls” the Buyer (collectively, “Buyer Group”), has been notified by the United States Office of Surface Mining Reclamation and Enforcement or the agency of any state administering the SMCRA or any comparable state statute, that it is: (i) ineligible to receive surface mining permits; or (ii) is under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., “permit blocked”, nor, to the Knowledge of the Buyer, has any such notification been threatened. To the Knowledge of the Buyer, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any Person in Buyer Group ineligible to receive surface mining permits. As used herein, the terms “owned or controlled” and “owns or controls” shall be defined as set forth in SMCRA and the rules promulgated thereunder.

4.5 Available Funds. The Buyer has sufficient cash resources to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it under this Agreement.

4.6 Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF SELLERS REGARDING THE ASSETS

For the purpose of inducing the Buyer to enter into and perform this Agreement, Sellers represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

5.1 Absence of Changes. Since December 31, 2004, neither Seller has with respect to the Assets and/or the Business, except as agreed to by Buyer:

(a) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability for borrowed money, or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except Liabilities incurred in the Ordinary Course of Business;

(b) paid any Liability other than Liabilities in the Ordinary Course of Business;

(c) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of the Real Property, Equipment or any other Assets, or cancelled or otherwise terminated, or agreed to cancel or otherwise terminate, other than in the Ordinary Course of Business, any Permits;

(d) except in the Ordinary Course of Business, entered into any agreement, lease or license (or series of related agreements, contracts, leases and licenses) or made or permitted any material amendment to or termination, acceleration, modification or cancellation of any Contract or breached any provision of any Contract;

(e) merged or consolidated with any other Person;

(f) mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance) any of the Assets or any other assets or properties of the Sellers;

(g) made any capital expenditure (or series of related capital expenditures) either (x) involving more than Fifty Thousand Dollars ($50,000), (y) together with all other such capital expenditures, involving more than One Hundred Thousand Dollars ($100,000) in the aggregate or (z) outside the Ordinary Course of Business;

(h) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(i) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(j) cancelled, compromised, waived or released any right or claim outside the Ordinary Course of Business involving more than One Hundred Thousand Dollars ($100,000) in the aggregate;

(k) except for contracts of employment at will, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract;

(l) except in the Ordinary Course of Business, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other compensatory plan, contract or commitment for the benefit of any of the directors, officers and Employees of the Sellers, or taken any such action with respect to any other Employee Benefit Plan;

(m) made any other change in employment terms for any of the officers and Employees of the Sellers outside the Ordinary Course of Business;

(n) suffered any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;

(o) implemented or adopted any change in its accounting methods or principles or the application thereof;

(p) amended any of its Organizational Documents; or

(q) entered into any agreement, arrangement or understanding with respect to any of the foregoing.

5.2 Financial Statements. Section 5.2 of the Disclosure Schedule sets forth the complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) unaudited fiscal year balance sheets and statements of income, changes in financial position and cash flows for each Seller as of and for the fiscal year ending 2003; (ii) unaudited consolidated fiscal year balance sheets and statements of income, changes in financial position and cash flows for each Seller as of and for the fiscal year ending 2004 (the “Most Recent Fiscal Year End”); and (iii) unaudited interim consolidated balance sheets and statements of income, changes in financial position and cash flows of each Seller (the “Most Recent Financial Statements”) as of and for the period ended December 31, 2004. The Financial Statements are complete and correct and present fairly the financial condition of each Seller as of such dates and the results of operations of each Seller for such periods in accordance with GAAP. The Financial Statements have been prepared from and are in accordance with the accounting Books and Records, and the Federal income tax basis of accounting using the accrual method to recognize revenues and expenses.

5.3 Real Property.

(a) Section 5.3(a)(i) of the Disclosure Schedule contains the location, size and recording information of all tracts, parcels and lots in which either Seller has an ownership interest. Section 5.3(a)(ii) of the Disclosure Schedule contains the location, date and parties of all tracts, parcels and lots in which either Seller has a leasehold interest, including all Real Property leases.

(b) Neither Seller has received written notice alleging that it is in default under any lease. Neither Seller is in default under any lease relating to the Real Property.

(c) Each of the leases in Section 5.3(a)(ii) of the Disclosure Schedule is, and, subject to obtaining any requisite third party consents, all of which are specified in Section 3.2 of the Disclosure Schedule, will be on and immediately following the Closing, in full force and effect and valid and enforceable against the lessor or other parties thereto in accordance with its terms, no Seller is in Breach thereof or has repudiated any provision thereof and, to the Knowledge of the Sellers, no other party thereto is in Breach thereof or has repudiated any provision thereof and the lessor has good and marketable title to the relevant Real Property free and clear of any Encumbrance (other than Permitted Encumbrances).

(d) Neither Seller has received any notice of claims that it has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass.

(e) No condemnation or eminent domain proceeding against any Real Property is pending or, to the Knowledge of the Sellers, threatened.

(f) Sellers have made available to the Buyer geological data, reserve data, material existing mine maps, surveys, abstracts and other evidence of title, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, mine plans, mining permit applications and supporting data, engineering studies and all other Books and Records in the possession of Sellers and relating to or affecting the Real Property, including the coal reserves, coal ownership, coal leases to Sellers, coal leases from Sellers to third parties, mining conditions, mines, and mining plans of Sellers as prepared and utilized by Sellers in its day-to-day Mining Activities. Notwithstanding anything in this Agreement to the contrary, the Buyer accepts the coal reserves in or under the Real Property, as is, where is, together with the mining data, free of any warranty (express or implied) with regard to the mineability, washability, recoverability, volume, quantity or quality of any coal reserve. The coal reserves mined by Sellers (whether such reserves are owned or leased by the Sellers) are not subject to any mining rights of any other Person with respect to such coal reserves.

(g) To the Knowledge of Sellers, there are no parties (other than the Sellers) in possession of any of the Real Property.

(h) To the Knowledge of Sellers, there are no outstanding options or rights of first refusal to purchase any of the Real Property or any interest therein.

(i) To the Knowledge of the Sellers, there are no leases, subleases, licenses, concessions or other agreements granting any party or parties (other than the Sellers) the right of use or occupancy of any portion of the Real Property.

5.4 Title of the Assets.

(a) Except for the Excluded Assets, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, used in the operation of the Business in the manner presently operated by the Sellers, and (ii) include all of the operating assets of the Sellers.

(b) Together, the Sellers (i) have good and marketable title to all of the Assets, free and clear of any Encumbrance (except Permitted Encumbrances and liens for financing currently secured by Assets and the Deed of Trust), or (ii) lease, if applicable, such Assets under valid and enforceable leases (subject to any applicable bankruptcy, insolvency and reorganization, or general equitable principles).

(c) Sellers will use their best efforts, including the expenditure of up to $30,000 in indemnity bond premiums, to cause the Deed of Trust to be released by the Public Trustee of La Plata County and removed from the real property records of La Plata County, Colorado.

(d) All Equipment is sold “as is and where is” without warranty except as to title. All of the Equipment is in the possession of the Sellers.

(e) At the Closing, title to the owned Real Property shall be conveyed from the Sellers to the Buyer, subject to the Permitted Encumbrances, by one or more special warranty deeds in form and substance reasonably acceptable to the Buyer.

5.5 Intellectual Property. No third party has asserted any interest in the Intellectual Property, nor has any third party alleged that either Seller has infringed on any Intellectual Property of any third party. To the Knowledge of the Sellers, neither Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted.

5.6 Permits and Environmental Compliance. This Section 5.6 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including without limitation any arising under any Environmental Laws.

(a) To the Knowledge of Sellers, Sellers are in compliance with all Environmental Laws unrelated to Mining Activities, and not in violation of any Environmental Laws applicable to Mining Activities that would result in (i) closure, suspension or restriction of any Mining Activities; (ii) revocation or suspension of any Permits; or (iii) exposure of the Buyer to the imposition of any fines or other civil or criminal monetary penalty in excess of Twenty Five Thousand Dollars ($25,000).

(b) Section 5.6(b) of the Disclosure Schedule sets forth all Permits Sellers hold to conduct the Mining Activities as part of the Business, and each Seller is in compliance with such Permits held by it. To the Knowledge of Sellers, such Permits are all of the Permits necessary for the operation by the Sellers of the Business before the Closing. Each such Permit is valid and in full force and effect. No such Permit is the subject of any proceeding by any Governmental Authority, and no such proceeding is pending or, to the Knowledge of the Sellers, threatened.

(c) The Sellers have made available to the Buyer true, correct and complete copies of (i) the Permits, (ii) all of the other permits held by Sellers pertaining to the Assets, together with a description of the permitted property or facility, the amount of the bond for each such Permit and the surety for each such bond or manner in which each such bond has otherwise been posted, (iii) all other licenses, franchises, certificates, concessions and other approvals and authorizations of a Governmental Authority held by Sellers pertaining to the Assets, as amended, supplemented and modified through the date of this Agreement, and (iv) any and all pending applications for additional mining permits and other licenses and authorizations that have been submitted to any Governmental Authority by Sellers pertaining to the Assets or are in the process of development either in-house or through consultants.

(d) Section 5.6(d) of the Disclosure Schedule includes a true, correct and complete list of all of the citations, notices of non-compliance and notices of violation received by Sellers since January 1, 2004, with respect to the Assets from applicable Governmental Authorities, including, without limitation, the federal Environmental Protection Agency (“EPA”), the federal Office of Surface Mining (“OSM”), and the Federal Mine Safety and Health Administration (“MSHA”). Neither Seller is subject to any cessation orders, cease and desist orders, closure orders or show cause orders issued by EPA, OSM, MSHA, or any other Governmental Authority with respect to the Assets.

(e) Sellers are in compliance with all of the requirements of the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”), the Federal Mine Safety and Health Act of 1977, and all similar statutes of the State of Colorado, and all rules and regulations promulgated under the aforementioned Acts and statutes by EPA, OSM, MSHA, applicable state permitting authorities, and any other Governmental Authority, except where the failure to be in compliance would not have a Material Adverse Effect. With respect to the Assets, neither Seller has been subjected to any bond forfeiture, permit suspension or revocation, or similar effort and proceedings or investigation instituted by OSM, applicable state permitting authorities or any other Governmental Authority.

(f) To the Knowledge of the Sellers, after the Closing, the Buyer will not be liable for any fines, penalties, fees, Taxes or other charges assessed by a Governmental Authority under Environmental Laws with respect to notices of violation, cessation orders, closure orders, show cause orders or other enforcement actions of a Governmental Authority issued prior to Closing with respect to the Assets. To the Knowledge of the Sellers, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any Liabilities being imposed on the Buyer for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws. The representation in the previous sentence does not relate to any matters for which the Buyer has the responsibility, pursuant to this Agreement, to notify any Governmental Authority or to otherwise process with any Governmental Authority in connection with the transfer of any Permit.

(g) None of the Assets is identified on (i) the current or proposed National Priorities List under 40 C.F.R. § 300, (ii) the Comprehensive Environmental Response, Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a federal, state or local statute similar to CERCLA. To the Knowledge of the Sellers, the Real Property is not Contaminated with any Hazardous Substance.

(h) To the Knowledge of the Sellers, (A) None of the Assets has been or is being used in any manner associated with the production, manufacture, processing, generation, storage, treatment, disposal, management, shipment or transportation of Hazardous Substances, and no such Assets are Contaminated by any Hazardous Substance; (B) there are no underground storage tanks regulated pursuant to RCRA § 9001 (42 U.S.C. § 6991) or equivalent authorized state program, located at, on, in or under the Assets; (C) there are no materials or equipment containing polychlorinated biphenyls located at, on, in or under the Assets; (D) there are no landfills or other areas located at, on, in or under the Assets where Hazardous Substances have been disposed; (E) neither Seller has disposed of any Hazardous Substance at any offsite disposal area located on the property of any other Person, other than a facility permitted by any Governmental Authority with jurisdiction to receive such Hazardous Substance. Section 5.6 (h) of the Disclosure Schedule contains a list of above-ground storage tanks located at or on the Assets.

5.7 Reclamation Bonds. Section 5.7 of the Disclosure Schedule contains a list of all bonds, including guaranties, indemnities, letters of credit and other forms of surety, posted by and/or for the benefit of the Sellers to secure the performance of its respective reclamation or other Liabilities pursuant to, in connection with or as a condition of, the Permits (collectively, the “the Sellers’ Bonds”). The Sellers’ Bonds are sufficient to permit the Sellers to conduct the Mining Activities being conducted by it and are in full force and effect.

5.8 Contracts.

(a) Section 5.8 of the Disclosure Schedule lists and, Sellers have made available to the Buyer copies of, all Contracts and commitments, written or oral, including all written amendments, modifications, waivers and elections applicable thereto (collectively, the “Material Contracts”): (i) providing for receipt or payment, contingent or otherwise, of Fifty Thousand Dollars ($50,000) or more per calendar year and which are not terminable on 30 days’ notice; (ii) relating to indebtedness or guarantee obligations of the Sellers; (iii) affecting the ownership of, leasing of title to, use of any Assets; (iv) relating to labor union or collective bargaining contracts or any employment contracts with any Person; (v) relating to any service contracts, subcontractor relationships; (vi) relating to commission payments, equity grants, stock options, and relationships dealing with sharing of profits, losses, costs or Liabilities; (vii) restricting Sellers’ ability to engage in any line of business or to compete with any Person; or (viii) the Breach or termination of which could have a Material Adverse Effect.

(b) As to Sellers: (i) the Material Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency and reorganization), and are in full force and effect; and (ii) the Material Contracts will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. As to the parties to the Material Contracts other than the Sellers, to the Knowledge of the Sellers, the Material Contracts are valid and binding, enforceable in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency or reorganization laws and general principles of equity), and are in full force and effect. To the Knowledge of Sellers, no Breach has occurred with respect to any Material Contract. Sellers, nor to the Knowledge of Sellers, any other party has repudiated any material provision of any Material Contract.

5.9 Litigation. Section 5.9 of the Disclosure Schedule lists all claims, legal actions, suits, litigation, arbitrations, disputes, investigations, proceedings and Decrees by or before any court or Governmental Authority now pending or in effect or, to the Knowledge of Sellers, threatened or contemplated, against or affecting the Sellers, the Assets, the Business or the consummation of the transactions contemplated by this Agreement, except for such matters that could not have a Material Adverse Effect. Neither Seller has any Knowledge that any such claim, action, suit, litigation, arbitration, dispute, investigation or proceeding may be brought or threatened against the Buyer after Closing.

5.10 Employee Benefits.

(a) Section 5.10(a) of the Disclosure Schedule contains a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans under which current or former Employees are entitled to participate by reason of their employment with Sellers, or its respective ERISA Affiliates (the “Employee Benefit Plans”). Each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in all material respects in form and in operation with applicable Law.

(b) Except as disclosed on Section 5.10(b) of the Disclosure Schedule, each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received within the last two years a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code. Each Employee Benefit Plan has been administered substantially in accordance with its terms and with applicable Law.

(c) As of the Closing Date, full payment to each Employee Benefit Plan of all contributions (including all employer contributions and employee salary reduction contributions) that is required to be made by Sellers under the Code and ERISA for any period ending on or before the Closing Date, including contributions that are not yet due as of the Closing Date, have been paid to each Employee Benefit Plan or accrued in accordance with the past custom and practice of Sellers. All premiums that are due on or before the Closing Date have been paid with respect to each “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is also an Employee Benefit Plan (each a “Welfare Plan”). No reportable event within the meaning of Section 4043 of ERISA has occurred in connection with any Employee Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA (each a “Pension Plan”). As of the latest actuarial determination, no “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan.

(d) Except as disclosed on Schedule 5.10(d) of the Disclosure Schedule, neither Seller nor any ERISA Affiliates have ever participated in or contributed to, or been required to contribute to, any Multiemployer Plan and neither Seller is subject to any material Liability related to any Multiemployer Plan in which any other Person participates or contributes to.

(e) No prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975(C) of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a Tax, penalty or other amount may reasonably be expected to be imposed on the Sellers or its respective ERISA Affiliates.

(f) No Pension Plan to which either Seller or any ERISA Affiliate contributes, ever has contributed or ever has been required to contribute has been completely or partially terminated or been the subject of a “reportable event” as defined in Section 4043 of ERISA. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan has been instituted or threatened.

(g) No fiduciary with respect to any Employee Benefit Plan has any liability for a material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routing claims for benefits) is pending or, to the Knowledge of the Sellers, is threatened, nor, to the Knowledge of the Sellers, is there any Basis therefor.

(h) Neither Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or under the Code with respect to any Pension Plan.

(i) Neither Seller nor any ERISA Affiliate maintains or ever has maintained or contributes, ever has contributed or ever has been required to contribute to any Welfare Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated Employees, their spouses or their dependants, other than materially in accordance with Section 4980B of the Code.

(j) The requirements of COBRA, including, but not limited to, COBRA notice and disclosure obligations to eligible employees, have been met in all material respects for each Welfare Plan. The requirements HIPAA, including, but not limited to, HIPAA notice and disclosure obligations to eligible employees, have been met in all material respects for each Employee Benefit Plan that is subject to HIPAA.

5.11 Taxes. Except as set forth in Section 5.11 of the Disclosure Schedule: (a) all Tax Returns required to be filed by the Sellers have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all such returns, statements, and reports were true and correct in all material respects when filed; (b) all Taxes (including interest and penalties) due from Sellers, have been fully and timely paid or, to the extent not yet due and payable, have been adequately provided for by Sellers; (c) there are no Encumbrances existing, pending or, to the Knowledge of the Sellers, threatened with respect to any Asset relating to any Taxes described in (b) above; (d) no issues have been raised with any representative or Employee of Sellers (and are currently pending) by any taxing authority in connection with any of the returns and reports referred to in the foregoing clause (a); (e) no extensions of time to file or waivers of any statute of limitations have been given or requested with respect to the Sellers or any of its partners in connection with any Tax Returns covering Sellers or with respect to any Taxes payable by it; and (f) to the Knowledge of the Sellers, there is no reason to expect that any Governmental Authority will assess any additional Taxes for any period for which Tax Returns have been filed.

5.12 Employment Matters. Neither Seller is a party to, bound by, or negotiating with respect to any agreement with any labor union, association or other employee group, nor is any unit of Employees of the Sellers represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employees of Sellers. Sellers are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, leaves of absence, and wages and hours, except where the failure to be in compliance would not result in a Material Adverse Effect. All of the Sellers’ Employees are employed at will, meaning they can quit at any time or be terminated at any time. Sellers are and have been in compliance with all Workers’ Compensation Acts and black lung Laws, except where the failure to be in compliance would not result in a Material Adverse Effect. To the Knowledge of the Sellers, no officer, director, Employee, consultant or contractor of either Seller is bound by any contract or instrument that purports to limit the ability of such Person to engage in or continue or perform any conduct, activity, duties or practice related to the Business or that will in any way adversely affect the ability of the Buyer to conduct the Business as conducted by the Sellers before the Closing. There has not been, there is not presently pending or existing, and to the Knowledge of the Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving either Seller or the Business. To the Knowledge of Sellers, no proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority is pending or threatened. To the Knowledge of Sellers, there is no organizational activity or other labor dispute against or affecting either Seller or the Business or any of the facilities of the Sellers or the Business. No application or petition for an election or for certification of a collective bargaining agent with respect to the Business is pending. No grievance or arbitration proceeding exists that may have a Material Adverse Effect. There is no lockout of any Employees by either Seller, and no such action is contemplated by either Seller. To the Knowledge of the Sellers, there has been no charge of discrimination filed against or threatened against either Seller with the Equal Employment Opportunity Commission or other Governmental Authority. To the Knowledge of the Sellers, no officer, director, agent, Employee, consultant or contractor of either Seller, or any group of such Persons, has any plans to terminate their employment or other engagement with either Seller prior to the Closing, or with the Buyer after the Closing.

5.13 Health and Safety Requirements. Sellers are in compliance with all applicable Health and Safety Requirements, except where the failure to be in compliance would not result in a Material Adverse Effect, and no action, suit or proceeding is currently pending against any of them alleging any failure to so comply.

5.14 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Sellers that has or would reasonably be expected to have the effect of prohibiting the conduct of the Business.

5.15 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Sellers.

5.16 Insurance. Each Insurance Policy is set forth in Section 5.16 of the Disclosure Schedule.

5.17 Legal Compliance. Except as more specifically addressed in Section 5.6:

(a) No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either Seller of any Law other than any such violation that would not have a Material Adverse Effect.

(b) No Seller has received any notice or other written communication from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law other than any violation or failure to comply that would not have a Material Adverse Effect.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Operation in Ordinary Course. Except as provided in this Agreement, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article XI and the Closing, the Sellers, in relation to the Assets, will: (i) carry on its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact its current business organization, Mining Activities and Real Property until the Closing Date, and maintain its relations with its suppliers, customers, landlords, creditors, Employees and agents; (iii) not take any of the actions described in Section 5.1 of this Agreement without the prior written consent of the Buyer; (iv) comply in all material respects with all requirements of Law, its Permits and contractual obligations applicable to it or the conduct of the Business; (v) continue in full force and effect the insurance coverage under the policies maintained by them on the date of this Agreement or obtain comparable coverage under substitute policies; and (vii) maintain the Assets in a reasonable state of repair and condition, excluding ordinary wear and tear.

6.2 Cooperation. On the terms and subject to the conditions in this Agreement, Buyer and Sellers shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

6.3 Notices and Consents. Sellers, with the cooperation of Buyer as Sellers shall reasonably request, will give all notices to, and use its commercially reasonable efforts to obtain consents of, all Governmental Authorities and other third parties necessary to the consummation of the transactions contemplated by this Agreement. Consents to those Leases described on Schedule 5.3 (a)(ii) as Federal or State leases (“Government Leases”) shall be subject to the transfer provisions of Section 6.5.

6.4 Publicity. All general notices, releases, statements and communications to any Employees, suppliers, distributors and customers of Sellers to the general public and to the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Sellers and the Buyer; provided, however, that either party to this Agreement shall be entitled to make a public announcement of the foregoing if: (a) in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system; and (b) such disclosing party gives a reasonable period of notice and opportunity to comment to the other party to this Agreement of its intention to make such public announcement; provided that failure to comment by the close of business on the Business Day after receipt of such notice shall be deemed a waiver of the opportunity to comment and provided, further, that nothing in this Section 6.4 shall operate to prohibit the Sellers or the Buyer from communicating with its employees after the Closing Date regarding their employment or the terms and conditions thereof, the operation of the Assets or matters necessarily related thereto.

6.5 Permits; Replacement Bonds; Transfer of Government Leases; Other Filings.

(a) At or prior to the Closing Date, the Buyer shall, at Buyer’s expense: (i) cause to be secured, in accordance with Law, irrevocable commitments to issue replacement bonds and replacement sureties and guarantees or other financial security, if applicable, for all Permits and Government Leases sufficient to cause the applicable Governmental Authority to transfer the Permits and Government Leases to the Buyer in accordance with Law; and (ii) deliver copies of such documents to the Sellers.

(b) Promptly following the Closing Date through the application of commercially reasonable efforts, and in any event no later than thirty (30) days after the Closing, the Buyer shall make all filings with the appropriate Governmental Authorities necessary to transfer the Permits and Government Leases to the Buyer in accordance with Law and thereafter, as required by Law, shall post replacement bonds.

(c) Following the Closing Date, Sellers shall cause each Permit and Government Lease that is in its name to be retained in its name, until the applicable Governmental Authority transfers the Permits and Government Leases to the Buyer. The Buyer may rely on any related bonds held or guaranteed by the Sellers; provided that the Buyer reimburses the Sellers for bond premiums, royalties, security, OSM fees, amounts required to be paid to correct (and to pay fines or assessments with respect to) any violation occurring after the Closing Date and any direct out-of-pocket costs incurred by the applicable Sellers in connection with the maintenance of such Permits, Government Leases or the related bonds following the Closing Date. The Buyer shall accomplish the transfer of the Permits and Government Leases as soon as possible after the Closing.

(d) To the extent allowed by and in accordance with applicable Law, Sellers shall grant the Buyer the right to conduct Mining Activities on the properties included in the Assets under each of the Permits and Government Leases; provided that if the appropriate Governmental Authority has not transferred any Permit by the first anniversary of the Closing Date, the Buyer will deposit in escrow cash or a letter of credit from a bank reasonably acceptable to the Sellers in an amount equal to the face amount of any related outstanding surety bonds until such Permit has been transferred.

(e) If either Seller receives a notice of violation under any of the Permits following the Closing Date but before the transfer of the Permit, the Sellers will give the Buyer prompt notice thereof. If the Sellers reasonably determine that the Buyer will not cause such violation to be cured in a timely fashion, the Sellers shall have the right to cure, or cause to be cured, such violation itself and be reimbursed by the Buyer for the reasonable costs of curing such violation.

(f) At or prior to the Closing Date, the Buyer shall have: (i) for purposes other than the Permits and Government Leases, secured replacement bonds, replacement sureties, guarantees or other financial security, if applicable, sufficient to allow Sellers to be relieved or released as of the Closing Date from all financial commitments, guarantees, collateral agreements or similar undertakings listed in Section 6.5 of the Disclosure Schedule; (ii) obtained property and liability insurance customary for a Buyer that is engaged in the Business or a business similar to the Business to insure the Assets; and (iii) delivered copies of such documents to the Sellers.

(g) On or prior to the Closing, the Buyer shall deliver to the Sellers: (i) a Certificate of Good Standing for self-insured status or evidence of insurance coverage with respect to the Buyer’s Liabilities for workers’ compensation and federal black lung benefits that arise out of employment by the Buyer or any of its Affiliates of Employees on and after the Closing Date, to the extent and in the amounts provided in applicable Laws; and (ii) certification from the Department of Labor of approval of self-insured status in the event the Buyer is to be self-insured for federal black lung claim liability.

(h) After the Closing, Sellers shall maintain or cause to be maintained any workers’ compensation and/or black lung insurance policies or self-insured status as required by Law covering the current and former Employees of the Sellers who are hired by the Buyer or one of the Buyer’s Affiliates with respect to claims where the date of injury or the last injurious increment of exposure needed to give rise to the claim occurred before such Employees began working for the Buyer or one of the Buyer’s Affiliates.

6.6 Access. At or prior to the Closing Date, and subject to the confidentiality agreement between Buyer and Sellers, Sellers will permit the Buyer and its representatives to have access at all reasonable times and upon reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, and Books and Records, of or pertaining to the Business and/or the Assets.

6.7 Notice of Developments. At any time prior to the Closing:

(a) Sellers shall promptly notify Buyer in writing of any development causing a breach of any of its representations and warranties in Article V. Unless Buyer has the right to terminate this Agreement pursuant to Section 11.1 by reason of the development and exercises that right within the period of ten (10) Business Days referred to in Section 11.1(d), the written notice pursuant to this Section 6.7(a) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Article V, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; and

(b) each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles III and IV. No disclosure by any Party pursuant to this Section 6.7(b), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

6.8 Further Assurances. The Parties shall cooperate in a commercially reasonable manner with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated.

6.9 Exclusivity. Sellers shall not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of either Seller (including any acquisition structured as a merger, consolidation or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall promptly notify the Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

6.10 Nonsolicitation, Nondisparagement and Cooperation.

(a) Except for Chesley Barnard, who can seek and accept employment from Sellers or their Affiliates at any time after the Closing Date, for a period of one (1) year after the Closing Date, the Sellers shall not, directly or indirectly, hire, retain or attempt to hire or retain any employee of the Buyer or Buyer’s Affiliates who work for the Business or in any way interfere with the relationship between the Buyer and Buyer’s Affiliates and any of their employees who work for the Business.

(b) After the Closing Date, the Sellers will not disparage the Buyer, the Business, or any of the Buyer’s members, managers, directors, officers, employees, independent contractors, agents or consultants who work for the Business.

(c) After the Closing, the Sellers shall cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Sellers existing prior to the Closing and relating to the Acquired Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.

6.11 Workers’ Compensation Claims. To Seller’s Knowledge, Schedule 6.11 sets forth a true, correct and complete list of all claims made against Sellers, the Sellers’ predecessors in interest, or their respective insurers in the ten years ending on the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of the Sellers, on the one hand, and the Buyer, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

(a) no claim, legal action, suit, litigation, arbitration, dispute, investigation, proceeding or Decree shall have been commenced, threatened or entered by or before any Governmental Authority that remains in force and that (i) prohibits, seeks to prohibit or imposes or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement; (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) materially and adversely affects the right of the Buyer to own the Assets and to operate the Business on or after the Closing Date;

(b) the Sellers and the Buyer shall have executed and delivered to each other all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement; and

(c) the Sellers shall have obtained, or caused to have been obtained, the consents listed in Section 3.2 of the Disclosure Statement; provided, however, that if Sellers are unable to such consents after having met their obligations under Section 6.3, Buyer’s sole recourse will be termination of this Agreement pursuant to Article XI.

7.2 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

(a) all of the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing, and the Buyer shall have received the Sellers’ Closing Certificate dated as of the Closing Date executed by the Sellers to such effect;

(b) all of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects, and the Buyer shall have received the Sellers’ Closing Certificate dated as of the Closing Date executed by the Sellers to such effect;

(c) all proceedings and actions, limited liability company, corporate or other, to be taken by the Sellers or Alpha in connection with the transactions contemplated by this Agreement and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement, the Guaranty and the transactions contemplated hereby, shall have been taken, delivered to the Buyer, and shall be reasonably satisfactory in form and substance to the Buyer and the Buyer’s counsel;

(d) the Sellers shall have executed and delivered the (i) Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Deeds; and (iv) and all such other documents as may be necessary or required to convey the Assets to the Buyer;

(e) the Buyer shall have received from Sellers certificates of good standing from the Secretary of State of the State of Colorado, with respect to NKC, from the Public Regulation Commission of New Mexico, with respect to Gallup, and of the Secretary of State of the State of Delaware, with respect to Alpha, dated within five (5) Business Days of the Closing Date;

(f) the Buyer shall have received incumbency certificates from Sellers and Alpha in a form and substance reasonably satisfactory to the Buyer;

(g) the Sellers shall have taken all necessary action to authorize, and shall have executed and delivered to the Buyer, in form suitable for filing with the appropriate Governmental Authority, an amendment to the articles of organization or charter of the Sellers to change their names to names that do not include the words “Gallup” or “National King”;

(h) the Buyer shall have received from counsel to the Sellers and Alpha an opinion to the effect that each of the Sellers and Alpha is duly organized, validly existing and in good standing in its jurisdiction of organization and has duly authorized, executed and delivered this Agreement and each of the Closing Documents to which it is a party and, in the case of Alpha, the Guaranty, and that this Agreement and the Closing Documents to which the Sellers are parties are legal, valid and binding obligations of the relevant Sellers, enforceable against such Sellers in accordance with their respective terms, and that the Guaranty is the legal, valid and binding obligation of Alpha, enforceable against Alpha in accordance with its terms, and otherwise in form and substance reasonably acceptable to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

(j) the Sellers shall have delivered to the Buyer releases of all Encumbrances on the Assets other than the Permitted Encumbrances; and,

(k) the Sellers shall have received from Alpha a Guaranty of Sellers obligations under Sections 8.2 and 8.4 (the “Guaranty”), in the form if Exhibit D attached to this Agreement.

7.3 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

(a) all of the representations and warranties of the Buyer set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant to this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing, and Sellers shall have received the Buyer Closing Certificate dated as of the Closing Date executed by the Buyer to such effect;

(b) all of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects, and the Sellers shall have received the Buyer Closing Certificate executed by the Buyer to such effect;

(c) all proceedings and actions, limited liability company or other, to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to the Sellers’ counsel;

(d) the Buyer shall have paid the Purchase Price by wire transfer to the Sellers of immediately available funds;

(e) the Buyer or subsidiaries of the Buyer shall have executed and delivered the Assignment and Assumption Agreement and such other documents as may be necessary for the Buyer to assume all of the Assumed Liabilities;

(f) the Sellers shall have received from the Buyer a certificate of good standing from the Secretary of State of the State of Colorado with respect to Buyer, dated within five (5) Business Days of the Closing Date;

(g) the Sellers shall have received from counsel to the Buyer an opinion to the effect that the Buyer is duly organized, validly existing and in good standing in its jurisdiction of organization and has duly authorized, executed and delivered this Agreement and each of the Closing Documents to which it is a party, and that this Agreement and the Closing Documents to which the Buyer is a party are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, and otherwise in form and substance reasonably acceptable to the Sellers, addressed to the Sellers, and dated as of the Closing Date; and

(h) the Buyer shall have delivered to the Sellers satisfactory evidence of compliance with the Buyer’s obligations under Section 6.5 to the extent that the same are required to have been performed at or before the Closing.

ARTICLE VIII
REMEDIES FOR BREACHES OF AGREEMENT

8.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of Sellers contained in Article V shall survive the Closing for a period of twenty-four (24) months after the Closing Date, except for the representations of the Sellers contained in Section 5.4 (b) and (c) which shall survive the Closing indefinitely. All of the representations and warranties of the Sellers contained in Article III shall survive the Closing indefinitely. The representations and warranties of the Buyer contained in Article IV shall survive the Closing indefinitely. Except as otherwise provided in this Agreement, the covenants contained in this Agreement to be performed before the Closing shall not survive the Closing and the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing indefinitely.

8.2 Indemnification Provisions for Benefit of the Buyer.

(a) General Indemnity. Sellers shall and will indemnify and hold harmless Buyer Indemnitees from and against the entirety of any Adverse Consequences arising from, relating to, or in connection with:

(i) any breach of any representation made by Sellers in this Agreement (so long as the applicable survival period set forth in Section 8.1 has not expired at the time the Sellers have been given notice of a claim under Section 8.2(b)), or the Sellers’ Closing Certificate;

(ii) any breach of any covenant or obligation of Sellers in this Agreement (so long as the applicable survival period set forth in Section 8.1 has not expired at the time the Sellers have been given notice of a claim under Section 8.2(b));

(iii) any matters involving fraud or willful misconduct; or

(iv) any Retained Liabilities; or

(v) any sums due and payable to the beneficiary secured by the Deed of Trust;

provided however, that, except with respect to the payment of the Retained Liabilities and the representations and warranties of the Sellers contained in Article III (as to which neither of the limitations set forth in the following clauses (A) or (B) shall apply) and Section 5.4 (b) and (c) (as to which the limitations set forth in the following clause (A) shall not apply) the Sellers shall have no Liability to indemnify Buyer Indemnitees until (A) Buyer Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of Seventy-Five Thousand Dollars ($75,000) in aggregate (after which point Sellers will be obligated only to indemnify Buyer Indemnitees from and against further such Adverse Consequences ) or thereafter (B) to the extent the Adverse Consequences Buyer Indemnitees have suffered by reason of all such breaches exceeds an aggregate ceiling equal to, in the case of the representations and warranties of the Sellers contained in Section 5.4 (b) and (c) only, Four Million Four Hundred Thousand Dollars ($4,400,000) and, in all other cases, Two Million Dollars ($2,000,000) (after which point Sellers will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

(b) Written Claims. The Buyer may make a claim (not involving a Third Party Claim) in any amount to which they may be entitled under this Agreement by providing a written claim for indemnification against the Sellers within any applicable survival period promptly after the Buyer has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of the Buyer in notifying the Sellers shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent) the relevant Seller is prejudiced by such delay.

8.3 Indemnification Provisions for Benefit of the Sellers.

(a) General Indemnity. The Buyer shall and will indemnify and hold harmless Sellers Indemnitees from and against the entirety of any Adverse Consequences arising from or relating to or in connection with:

(i) any breach of any representations made by the Buyer in this Agreement (so long as the applicable survival period set forth in Section 8.1 has not expired has not expired at the time the Sellers have been given notice of a claim under Section 8.3(b)), or the Buyer Closing Certificate;

(ii) any breach of any covenant or obligation of the Buyer in this Agreement (so long as the applicable survival period set forth in Section 8.1 has not expired has not expired at the time the Sellers have been given notice of a claim under Section 8.3(b));

(iii) any matters involving fraud or willful misconduct;

(iv) acts or omissions by Buyer pursuant to Section 6.5; or

(v) any Assumed Liabilities;

provided, however, that, except with respect to the obligations of Buyer to indemnify Sellers Indemnities pursuant to Section 8.3(a)(iv) through (v) and the representations and warranties of the Buyer contained in Article IV (as to which neither of the limitations set forth in the following clauses (A) or (B) shall apply) Buyer shall have no Liability to indemnify Sellers Indemnitees until Sellers Indemnitees (A) have suffered Adverse Consequences by reason of all such breaches in excess of Seventy-Five Thousand Dollars ($75,000) in aggregate (after which point Buyer will be obligated only to indemnify Sellers Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences Sellers Indemitees have suffered by reason of all such breaches exceeds an aggregate amount equal to Two Million Dollars ($2,000,000) (after which point Buyer will have no obligation to indemnify Sellers Indemnitees from and against further such Adverse Consequences).

(b) Written Claims. The Sellers may make a claim (not involving a Third Party Claim) in any amount to which they may be entitled under this Agreement by providing a written claim for indemnification against the Buyer within any applicable survival period promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of the Sellers in notifying the Buyer shall relieve the Buyer from any obligation hereunder unless (and then solely to the extent) the Buyer is prejudiced by such delay.

8.4 Matters Involving Third Parties. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party (the “Indemnifying Party”) under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (the “Claim Notice”).

The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing (within twenty (20) days after the Indemnified Party has given the Claim Notice), (ii) the Indemnifying Party conducts the defense actively and diligently, and (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or non-monetary remedy.

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with this Section 8.4, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

In the event any of the conditions in this Section 8.4 is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses if the Indemnified Party delivers an undertaking to repay if not ultimately entitled to indemnification), and (iii) the Indemnifying Parties will remain responsible, subject to the terms and limitations set forth in this Article VIII, for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Agreement.

8.5 Subrogation and Insurance Proceeds. Upon making payment for an indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other Person or the Escrow Amount or deposit with respect to the subject matter underlying such indemnification claim. If the Buyer, on the one hand, or the Sellers, on the other hand, shall receive the benefit of insurance and indemnity proceeds in excess of the amount taken into consideration in the computation of Adverse Consequences, the recipient shall promptly remit such excess proceeds to the Sellers, in the case of proceeds received by the Buyer, or to the Buyer, as the case may be, in the case of proceeds received by the Sellers.

8.6 Determination of Adverse Consequences. All indemnification payments under this Article VIII shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and shall be adjusted to take into account the time cost of money (using the 8% as the discount rate). All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

8.7 Exclusive Remedy. Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of Buyer and Sellers with respect to the Business, the Assets, and the transactions contemplated by this Agreement. Without limiting the generality of the previous sentence, Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Sellers and Sellers hereby waive any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Buyer.

ARTICLE IX
CERTAIN TAX MATTERS

9.1 Property Taxes. Property Taxes of the Sellers with respect to the Assets (including, without limitation, property Taxes payable as a tenant or lessee under any lease) will be pro-rated as of the Closing Date and, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by (i) the Sellers for all Pre-Closing Periods and the portion of any Straddle Period through the Closing Date; and (ii) by the Buyer for all Post-Closing Periods and the portion of any Straddle Period after the Closing Date. Accordingly, notwithstanding any other provision of this Agreement, (i) if Sellers pay such a property Tax with respect to a Post-Closing Period or the portion of Straddle Period after the Closing Date, Buyer will reimburse Sellers within fifteen (15) days after receiving from Sellers written demand for the amount of such property Tax, and (ii) if Buyer pays such a property Tax with respect to a Pre-Closing Period or the portion of a Straddle Period through the Closing Date, Sellers will reimburse Buyer within fifteen (15) days after receiving from Buyer written demand for the amount of such property Tax. For purposes of pro-rating property Taxes, the amount of any property Tax attributable to the portion of a Straddle Period through the Closing Date shall be deemed to be the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In determining the Straddle Period for property Taxes, the Tax period as reflected on the statement of Taxes due, property Tax bill, property “tax ticket,” or any other request for payment from a Governmental Authority will determine the taxable period.

9.2 Transfer Taxes. All transfer, recording and similar Taxes arising in connection with the transactions contemplated hereunder shall be borne equally by the Sellers and the Buyer. The Sellers and the Buyer shall cooperate to provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

9.3 Access for Tax Returns. Following the Closing Date, Buyer shall, at reasonable times, and in a manner so as not to interfere with normal business operations, allow Sellers (and if requested by Sellers, representatives of federal, state or local agencies) access to the Assets for purposes of reviewing information pertinent to any Tax Return filed by Sellers.

9.4 Sales and Use Taxes. Buyer and Sellers intend that the transactions contemplated hereunder shall be exempt from, or deductible for purposes of, sales, gross receipts, compensating and use taxes (except for registered and licensed vehicles) either as an isolated sale or under exemptions afforded by applicable Law, and each of the Parties shall cooperate with the others in securing appropriate exemptions or deductions.

ARTICLE X
COVENANTS REGARDING EMPLOYEES

10.1 Employees.

(a) As Sellers will no longer own or operate the Business to be sold to the Buyer, Sellers will terminate all of its Employees listed on Section 10.1 of the Disclosure Schedule immediately prior to the Closing on the Closing Date. Prior to Closing, Buyer shall inform Sellers in writing as to which of the Employees listed on Section 10.1 of the Disclosure Schedule it intends to make an Offer of Employment. It is understood and agreed that: (i) the Buyer’s Offer of Employment to one or more Employees shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of the Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual Offers of Employment; and (ii) except to the extent agreed otherwise by and between Buyer and the affected Employee or Employees in writing prior to the Closing, employment offered by the Buyer is “at will” and may be terminated by the Buyer or the relevant Employee at any time and for any reason. None of the Employees shall be deemed third party beneficiaries of this Agreement. Nothing in this Agreement shall be deemed to prevent or restrict the right of the Buyer to terminate, reassign, promote or demote after the Closing any of the Employees to which it makes an Offer of Employment and hires or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries or other compensation or terms or conditions of employment of such Employees. Notwithstanding the foregoing, Buyer commits to hiring a sufficient number of Sellers’ Employees to insure that Sellers’ termination of those Employees as provided for in this Agreement will not violate the WARN Act. Buyer also agrees not to take any action or omit to take any action after the Closing that would subject Sellers to any responsibility or liability under the WARN Act.

(b) From time to time after the Closing Date, the Sellers and the Buyer may require information with respect to current or former Employees. Without intending to limit the obligations of the parties in the exchange of information with respect to any other matter, Sellers and the Buyer agree to furnish such information to the other, if available, promptly after receipt of a written request therefore and any release required by Law.

(c) The Sellers shall be responsible for the payment of any termination or severance payments owed to the Employees as a result of the terminations contemplated by this Agreement, or any other terminations that occur before the Closing.

(d) Buyer shall assume Sellers’ health dental, life, and accidental death and dismemberment benefits plan with Great-West Life and Annuity (“Health Benefits Plan”) effective as of May 1, 2005. Sellers shall be responsible for paying all bills Great West issues with respect to the Health Benefits Plan prior the Closing and Buyer shall be responsible for paying all bills that Great West issues with respect to the Health Benefits Plan after the Closing. Notwithstanding the foregoing, Seller shall reimburse Buyer for all as yet unbilled medical and dental claims incurred before the Closing that Great West later bills to Buyer, less $12,686.64 (17/30 of the $22,388.19 fixed cost premium for April 2005 that Seller will pay). Additionally, Buyer shall be responsible for administering the Health Benefits Plan on behalf of Seller after the Closing and until May 1, 2005, when Buyer formally assumes the Health Benefits Plan. Finally, Buyer shall comply with COBRA and Sections 601 through 608 of ERISA with respect to any Employees for whom Buyer or one of its Affiliates does not extend an Offer of Employment.

(e) Except as provided in subsection (d), neither the Sellers nor their Affiliates shall transfer any Employer Benefit Plan or Plan assets to the Buyer.

(f) The Sellers shall provide the Buyer with such plan documents and summary plan descriptions, employee data and other information in their possession or subject to their control as may be required to carry out the arrangements described in this Section 10.1.

ARTICLE XI
TERMINATION

11.1	Termination.

This Agreement may be terminated prior to the Closing Date only as follows:

(a) by mutual written consent of Sellers and Buyer;

(b) by either Seller or the Buyer, if the Closing Date shall not have occurred prior to the close of business on June 1, 2005, or such later date as the parties may agree in writing (provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, in whole or in part, of, or has resulted in, the failure of the conditions in Article VII to be satisfied and the Closing Date to occur on or before such date);

(c) by either Sellers or the Buyer if a claim, legal action, suit, litigation, arbitration, dispute, investigation or proceeding, shall have been commenced or threatened by or before any Governmental Authority, or any order, Decree or injunction shall have been entered therein, that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement; (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affects adversely the right of Buyer to own the Assets or to operate the Business;

(d) by Buyer upon written notice to Sellers, if (i) at any time prior to the Closing (A) either Seller has within the then previous ten (10) Business Days given Buyer any notice pursuant to Section 6.7(a) and (B) the development that is the subject of the notice has had a Material Adverse Effect; (ii) at any time prior to the Closing, either Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Article V) in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or (iii) either Seller has failed to comply with its respective covenants, obligations or agreements under this Agreement, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or

(e) by either Seller upon written notice to Buyer, if (i) at any time prior to the Closing, Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, either Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or (ii) the Buyer has failed to comply with its covenants, obligations or agreements under this Agreement, either Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach.

11.2 Effect of Termination.

Each Party’s right of termination under this Article XI is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1 hereof, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further Liability of either Party to the other except for breaches of representations, warranties, or covenants or for fraud or willful misconduct. The Sellers and the Buyer hereby agree that the provisions of this Section 11.2 and of Article XII (except Section 12.15) shall survive any termination of this Agreement pursuant to the provisions of this Article XI.

ARTICLE XII
MISCELLANEOUS

12.1 Entire Agreement. This Agreement, the documents referred to in this Agreement and to be delivered pursuant to this Agreement and any other agreement entered into contemporaneously with this Agreement between the Sellers and the Buyer constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or therein.

12.2 Amendment. This Agreement may be amended by an instrument in writing and signed on behalf of all of the parties to this Agreement at any time.

12.3 Extension; Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed on behalf of such party. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

12.4 Expenses. If the transactions contemplated by this Agreement are not consummated, each of the parties to this Agreement shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

12.5 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Colorado, without regard to the conflicts of law rules thereof.

12.6 Assignment. This Agreement and each Party’s respective rights hereunder may not be assigned at any time except as expressly set forth in this Agreement without the prior written consent of the other party, provided that the Buyer may assign its rights, but not its obligations, under this Agreement to any Affiliate of the Buyer prior to, at or after the Closing Date without the consent of the Sellers and, further, provided that nothing in this Agreement shall prevent a successor-in-interest to either Party from enforcing the provisions of this Agreement. Without limiting the generality of the foregoing, if any Seller merges or consolidates with or into another Person and such Seller is not the surviving entity of such merger or consolidation, or if any of the Seller sells, transfers or otherwise disposes of a majority in fair market value of its assets in one transaction or a series of related transactions, such Seller shall cause the survivor or acquirer, as the case may be, to assume in writing the obligations of such Seller under this Agreement and to provide a copy of such instrument of assumption to the Buyer contemporaneously with the consummation of the relevant transaction.

12.7 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger, by overnight delivery service or by facsimile, or within five (5) days of being mailed by registered or certified United States mail, postage prepaid, return receipt requested, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 12.7:

If to the Sellers:

Gallup Transportation and Transloading Company, LLC

c/o Alpha Natural Resources, LLC 406 West Main Street Abingdon, VA 24210 Attention: President Telephone:	(276) 619-4410

Facsimile:	(276) 628-3116

and

NATIONAL KING COAL LLC
c/o Alpha Natural Resources, LLC
406 West Main Street Abingdon, VA 24210 Attention: President Telephone:	(276) 619-4410
Facsimile:	(276) 628-3116

With copies to:

Alpha Natural Resources, LLC

406 West Main Street Abingdon, VA 24210

Attention: General Counsel

Telephone: Facsimile:	(276) 619-4410 (276) 628-3116

If to the Buyer:

NKC Acquisition, LLC 2825 West Paisano El Paso, Texas 79922

Attention: Jaime Fernandez

Telephone: Facsimile:	(915) 544-1750 (915) 544-1762

With copies to:

Brownstein Hyatt & Farber, P.C.
201 Third Street, N.W., Suite 1500
Albuquerque, New Mexico 87102
Attention: Perry Bendicksen Telephone:	(505) 244-0770
Facsimile:	(505) 244-9266

12.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

12.9 Interpretation; Construction. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. This Agreement has been fully negotiated by the parties to this Agreement and shall not be construed by any Governmental Authority against either party as the drafting party. Numerical or alphabetic references to Recitals, Articles, Sections, paragraphs, Schedules, exhibits and appendices in this Agreement are to Recitals, Articles, Sections, paragraphs, Schedules, exhibits, Appendices of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word “include” and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 No Reliance or Third Party Beneficiaries. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and the Sellers and the Buyer assume no Liability to any third party because of any reliance on the representations, warranties and agreements of the Sellers and the Buyer contained in this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.12 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, excluding any dispute or disagreement for which a dispute resolution process is provided elsewhere in this Agreement (a “Dispute”), shall be decided by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The Sellers and the Buyer shall jointly select one arbitrator. If the parties shall fail to select an arbitrator within fourteen calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Denver, Colorado and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this Section 12.12 shall be the exclusive means to resolve all Disputes.

12.13 Right to Specific Performance. Each of the Buyer and the Sellers acknowledges that the unique nature of the Assets to be acquired by the Buyer pursuant to this Agreement renders money damages an inadequate remedy for a breach by either party of its obligations under this Agreement, and each of the Buyer and the Sellers agree that in the event of such breach, the Buyer or the Sellers, as the case may be, will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement in addition to any other remedies at law or in equity including, without limitation, money damages that may be sought.

12.14 Further Actions. The Parties will execute and deliver, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting Party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

12.15 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

12.16 Certain Damages. Each party hereby waives any right to assert punitive, lost profits, exemplary, special or consequential damages against any other party in connection with the transactions contemplated in this Agreement (except to the extent any such remedies are included in the Third Party Claim by a non-Affiliate of the Indemnified Party, for which such Indemnified Party is otherwise entitled to indemnification under this Agreement).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

THE BUYER:

NKC ACQUISITION, LLC

By:/s/ Enrique Escalante

Name: Enrique Escalante Title: President

THE SELLERS:

GALLUP TRANSPORTATION AND TRANSLOADING COMPANY, LLC

By: /s/ Vaughn R. Groves

Name: Vaughn R. Groves Title: Vice President

NATIONAL KING COAL LLC

By:/s/ Vaughn R. Groves

Name: Vaughn R. Groves Title: Vice President

EXHIBIT D

GUARANTY
GUARANTY

This Guaranty is made by ALPHA NATURAL RESOURCES, LLC, a Delaware limited liability company (the “Guarantor”), for the benefit of NKC ACQUISITION, LLC, a Colorado limited liability company (together with its successors and assigns, the “Buyer”).

Section 1. Recitals. Gallup Transportation and Transloading Company, LLC (“Gallup”), National King Coal, LLC (together with Gallup, the “Sellers”) and the Buyer are entering into an Asset Purchase Agreement of even date herewith (as the same may be amended, supplemented or restated from time to time, the “Asset Purchase Agreement”) pursuant to which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of Seller. Buyer is willing to enter into the Asset Purchase Agreement in part only if the Guarantor enters into this Guaranty and the execution and delivery by the Guarantor of this Guaranty is a condition precedent to the obligations of the Buyer under the Asset Purchase Agreement. Capitalized terms used and not defined in this Guaranty are used as defined in the Asset Purchase Agreement.

Section 2. Obligations Guaranteed. In consideration of the Buyer’s obligations under the Asset Purchase Agreement, the Guarantor absolutely and unconditionally guarantees to the Buyer the full and prompt payment when due of any amount that the Sellers or either of them may be legally obligated to pay to the Buyer pursuant to Sections 8.2 and 8.4 of the Asset Purchase Agreement, subject to the limitations on time and amount and the other terms and conditions stated therein and in Section 8.1 (collectively, the “Obligations”), provided however, that Guarantor shall have no obligation to perform any of the Obligations unless and until Sellers shall have defaulted in the performance of such obligations and such default is continuing without cure on the part of Sellers.

Section 3. Guarantor’s Representations and Warranties. The Guarantor represents and warrants to the Buyer that: (a) the Guarantor is a limited liability company, duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has full power and authority to make and deliver this Guaranty; (b) the execution, delivery and performance of this Guaranty by the Guarantor have been duly authorized by all necessary action of its managers and/or members and do not and will not violate the provisions of, or constitute a default under, any applicable Law or its certificate of formation, or limited liability company agreement or any material agreement binding on it or its assets; (c) this Guaranty has been duly executed and delivered by the authorized officers of the Guarantor and constitutes its lawful, binding and legally enforceable obligation, subject, however, to the effects of bankruptcy, insolvency and reorganization, and general equitable principles; and (d) the authorization, execution, delivery and performance of this Guaranty do not require notification to, registration with, or consent or approval by, any Governmental Authority; (e) the Sellers are indirect, wholly-owned subsidiaries of the Guarantor; and (f) the Guarantor will receive substantial benefit from the transactions contemplated by the Asset Purchase Agreement.

Section 4. Nature of Guarantor’s Obligation. Except as otherwise set forth in Section 2 of this Guaranty, no act or thing need occur to establish the Guarantor’s liability hereunder except for the existence of an Obligation, and no act or thing, except full payment and discharge of all of the Obligations, will in any way exonerate the Guarantor hereunder or modify, reduce, limit or release the Guarantor’s liability hereunder.

Section 5. Subrogation. The Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation available to the Guarantor as to any of the Obligations, or against either of the Sellers or any other person or entity liable therefor, unless and until all of the Obligations have been fully paid and discharged.

Section 6. Enforcement Expenses. The Guarantor will pay or reimburse the Buyer for all documented costs, expenses and attorneys’ fees reasonably paid or incurred by the Buyer in endeavoring to collect and enforce this Guaranty. If an action or proceeding is filed, prosecuted or appealed, the reasonableness of such attorneys’ fees shall be determined by the trial judge and, if appealed, by the appellate court.

Section 7. Guaranty Unaffected. The Guarantor’s liability under this Guaranty will not be affected or impaired by any of the following acts or things (which the Buyer is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty, without consent or approval by or notice to the Guarantor): (a) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Obligations; (b) any modification of any terms applicable to any of the Obligations or any amendment or modification of any of the terms or provisions of the Asset Purchase Agreement; (c) any waiver or indulgence granted to either or both of the Sellers; (d) any delay (unless such delay is beyond the periods of limitation expressly provided in the Asset Purchase Agreement) or lack of diligence in the enforcement of the Obligations or any failure to institute proceedings, file a claim or give any required notice with respect to the Obligations; (d) any full or partial release of, compromise or settlement with, or agreement not to sue, either or both of the Sellers or any guarantor or other person liable in respect of any of the Obligations; (e) any release, surrender, cancellation or other discharge of any evidence of the Obligations or the acceptance of any instrument in renewal or substitution therefor; (f) any assignment, pledge or other transfer of any of the Obligations or any evidence thereof; (g) any manner, order or method of application of any payments or credits upon the Obligations; or (h) any election by either or both of the Sellers under Section 1111(b) of the United States Bankruptcy Code.

Section 8. Waivers by Guarantor. The Guarantor waives any and all defenses available to sureties, guarantors or accommodation co-obligors in their capacities as such. The Guarantor retains any and all defenses, claims, setoffs and discharges of either or both of the Sellers, pertaining to the Obligations, including the defense of discharge by payment in full, but Seller may not raise as a defense that (a) the Sellers are not organized or validly existing, (b) the Asset Purchase Agreement was not duly authorized, executed or delivered by Sellers, or (c) the Asset Purchase Agreement is not a legal, valid and binding obligation of the Sellers. Without limiting the generality of the foregoing, the Guarantor may assert, plead or enforce against the Buyer any defense of waiver, release, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to either or both of the Sellers or any other person liable in respect of any of the Obligations, or any setoff available against the Buyer to either or both of the Sellers or any other such person, whether or not on account of a related transaction. The liability of the Guarantor will not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, either or both of the Sellers or any of their respective assets. The Guarantor will not assert, plead or enforce against the Buyer any claim, defense or setoff available to the Guarantor against either or both of the Sellers. The Guarantor waives presentment, demand for payment (other than the notice required by Section 2), notice of dishonor or nonpayment and protest of any instrument evidencing the Obligations. The Buyer will not be required first to resort for payment of the Obligations to either or both of the Sellers or other persons, or their properties, before enforcing this Guaranty other than giving the notice provided for in Section 2.

Section 9. If Payments Set Aside, etc. If any payment made with respect to the Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason including, without limitation, the bankruptcy, insolvency or reorganization of either or both of the Sellers or any other obligor), the Obligations to which such payment was applied will for the purpose of this Guaranty be deemed to have continued in existence, notwithstanding such payment, and this Guaranty will be enforceable as to the Obligations as fully as if such application had never been made.

Section 10. No Duties Owed by Buyer. The Guarantor acknowledges that the Buyer (a) has not made any representations or warranties with respect to, (b) does not assume any responsibility to the Guarantor for, and (c) has no duty to provide information to the Guarantor regarding, the enforceability of the Obligations or the financial condition of the Sellers or any other guarantor. The Guarantor has independently determined the creditworthiness of the Sellers and the enforceability of the Obligations.

Section 11. Miscellaneous. This Guaranty will be effective upon delivery to the Buyer, without further act, condition or acceptance by the Buyer, will be binding upon the Guarantor and the successors and assigns of the Guarantor and will inure to the benefit of the Buyer and its successors and assigns. Any invalidity or unenforceability of any provision or application of this Guaranty will not affect other lawful provisions and application thereof, and to this end the provisions of this Guaranty are declared to be severable. This Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing duly executed by the Guarantor and the Buyer. This Guaranty is governed by and is to be construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado.

Dated as of April 14, 2005.

ALPHA NATURAL RESOURCES, LLC By: /s/ Vaughn R. Groves

Its: Vice President